SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant X
Filed by a Party other than the Registrant _
Check the appropriate box:
_   Preliminary Proxy Statement
_   Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
X  Definitive Proxy Statement
_   Definitive Additional Materials
_   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MEDIWARE INFORMATION SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
X   No fee required.
_    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:
_ Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

__________________________________________________________________________________________

MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street
Lenexa, KS 66214
(913) 307-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 2, 2001

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.

Notice is hereby given that the Annual Meeting of the Shareholders of Mediware Information Systems, Inc. will be held on October 2, 2001, at 111 East 48th Street, New York, NY 10017 (Barclay Inter-Continental New York Hotel), at 10:00 A.M., New York City time, for the following purposes:

1.      To elect four Class III directors to hold office for a three-year term;

2.      To consider and vote upon the ratification of the appointment of Richard A. Eisner & Company, LLP as independent certified public accountants of the Company for the year ended June 30, 2000; and

3.      To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on August 31, 2001 as the record date for the meeting. Only holders of the Common Stock of record at that time are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The enclosed proxy is solicited by the Board of Directors of the Company. Further information regarding the matters to be acted upon at the Annual Meeting are contained in the attached Proxy Statement.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE TO ASSURE THAT YOU ARE REPRESENTED AT THE MEETING. SHAREHOLDERS WHO ATTEND THE MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THE PROXY.

By Order of the Board of Directors

Lawrence Auriana
Chairman of the Board of Directors

September 6, 2001

__________________________________________________________________________________________

MEDIWARE INFORMATION SYSTEMS, INC.

11711 West 79th Street
Lenexa, KS 66214

PROXY STATEMENT

September 6, 2001

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mediware Information Systems, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 111 East 48th Street, New York, NY 10017 (Barclay Inter-Continental New York Hotel) on October 2, 2001 at 10:00 A.M., New York City time, and any adjournment thereof. This Proxy Statement, the foregoing notice and the enclosed proxy card are first being sent to the Company's shareholders on or about September 6, 2001.

The Company's Annual Report to Shareholders for the fiscal year ended June 30, 2000 is enclosed.

Proxies are being solicited by the Company from the holders of Common Stock with respect to the election of directors ("Proposal One") and a proposal to ratify the appointment of Richard A. Eisner & Company, LLP, as independent certified public accountants of the Company for the year ended June 30, 2000 ("Proposal Two").

Please complete, sign, date and return the enclosed proxy. The proxy solicited hereby may be revoked at any time by executing and delivering a proxy of a later date, by delivering written notice of revocation to the Secretary of the Company, or by attending the meeting and giving oral notice of the intention to vote in person. Properly executed, delivered and unrevoked proxies in the form enclosed will be voted at the Annual Meeting or any adjournment thereof in accordance with the directions thereon. In the absence of such directions, the proxy will be voted in accordance with the recommendations of management.

The only class of voting securities of the Company is its Common Stock, par value $0.10 per share ("Common Stock"), of which 7,132,308 shares were outstanding on August 31, 2001, each entitled to one vote. Only shareholders of record on the close of business on August 31, 2001 shall be entitled to vote at the Annual Meeting.

The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The favorable vote of the holders of a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the election of Directors. Therefore, the four nominees who receive the most votes will be elected. The favorable vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the ratification of the appointment of the Company's independent certified public accountants.

Abstentions will not constitute a vote cast. Brokers who hold shares in street names for customers generally will not be entitled to vote on certain matters unless they receive instructions from their customers ("broker non-votes"). Any broker non-votes will have the effect of an abstention. Unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees named in Proposal One herein and in favor of Proposal Two.

PROPOSAL ONE

ELECTION OF DIRECTORS

As provided in the By-Laws, as amended, the Board has fixed the number of directors at eleven, which number is divided into three classes, with one class standing for election each year for three-year terms. The classes of the Board are kept as equal in size as practicable and each class has a minimum of three directors. There is currently a vacancy in Class I. The favorable vote of the holders of a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the election of Directors.

At the Annual Meeting, four Class III directors are to be elected to hold office for a three-year term until the annual meeting following the 2003 fiscal year and until their successors have been elected and qualified. Unless otherwise directed, the proxies named in the accompanying form of proxy intend to vote FOR all of the nominees named below. If any such nominee should not be available for election, the persons named as proxies may vote in their discretion for another nominee designated by the Board of Directors in such person's place.

The information about the nominees and the present directors of the Company, and their security ownership, has been furnished by them to the Company. There are no family relationships between any of the nominees.

All four of the nominees, Mr. Lawrence Auriana, Mr. Jonathan H. Churchill, John Gorman, M.D., and Clinton G. Weiman, M.D., are currently directors of the Company. Certain information with respect to the four nominees, Mr. Auriana, Mr. Churchill, Dr. Gorman, and Dr. Weiman is as follows:

Class III Directors Nominee

Lawrence Auriana, age 56, has been Chairman of the Board of the Company since 1986 and a director since 1983. He has been a Wall Street analyst, money manager and venture capitalist for over 20 years. Since 1986, he has been Chairman, a director and, together with Hans Utsch, also a director of the Company, Portfolio Co-Manager of Federated Kaufmann Fund. He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.

Jonathan H. Churchill, age 69, has been a director of the Company since 1992. Mr. Churchill has been a practicing attorney in New York City since 1958 and since May 1996 has been Counsel at Pillsbury Winthrop LLP. Mr. Churchill was a partner of Boulanger, Hicks & Churchill, P.C., from January 1990 to May 1996. Pillsbury Winthrop, LLP rendered legal services to the Company during the fiscal year ended June 30, 2000, and the Company has retained and proposes to retain Pillsbury Winthrop, LLP during the current year. Mr. Churchill received a B.A. from Harvard College and an L.L.B. from Harvard Law School.

John Gorman, M.D., age 68, was appointed a director in March 2000. Dr. Gorman is currently Clinical Professor of Pathology at New York University School of Medicine. Dr. Gorman served as a Director of the Blood Bank of Presbyterian Hospital, NY until 1981 and as Director of the Tisch Hospital Blood Bank at New York University Medical Center until his retirement in 1999. Dr. Gorman is a consultant to Mediware for new product development in the area of blood bank information systems. Dr. Gorman graduated from the University of Melbourne Medical School in 1953 and completed his residency in Anatomic and Clinical Pathology at Columbia Presbyterian Medical Center in 1960.

Clinton G. Weiman, M.D., age 75, has been a director since June 1996. From 1961 to January 1993 he was Corporate Medical Director, Senior Vice President of Citicorp/Citibank. Since 1994, Dr. Weiman has been independently engaged as a consultant with the Federal Reserve. In 1998, Dr. Weiman became associated with Executive Health Examiners as a physician. From 1956 to 1970 Dr. Weiman was engaged in private practice in New York, New York. Dr. Weiman received a B.A. degree from Princeton University and a medical degree from Cornell University Medical College. His appointments have included Clinical Associate Attending Physician at New York Hospital and Associate Professor, Clinical Medicine at Cornell University Medical College.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
IN FAVOR OF EACH NAMED NOMINEE

Class I Directors

(Terms Expire at the Annual Meeting Following the 2001 Fiscal Year)

Roger Clark, age 67, has been a director since 1983. From 1980 to 1987, he held a series of managerial positions in the computer products area with Xerox Corporation. In 1987, he became self-employed as a micro-computer consultant and programmer. In June 1997, he acquired a half-ownership in a recruitment advertising agency named R & J Twiddy Advertising (since re-named Talcott and Clark Recruitment Advertising, Inc.), which is based in New Canaan, Connecticut. Mr. Clark is the author of seven books on micro-computing.

Hans Utsch, age 62, has been a director since 1985. He has been independently engaged in money management and investment banking for over 20 years. Since 1986, he has been President and, together with Mr. Lawrence Auriana, Portfolio Co-Manager of Federated Kaufmann Fund. He received a B.A. degree from Amherst College and an M.B.A. from Columbia University.

Class II Directors

(Terms Expire at the Annual Meeting Following the 2002 Fiscal Year)

Joseph Delario, age 66, has been a director since 1992. Mr. Delario was President and Chief Executive Officer of Quadrocom, Inc., a business consulting firm, until December 1992, and since then has been a business consultant and private investor in and active in the management of several computer service companies. Mr. Delario renders management and financial services to the Company. Mr. Delario received a B.A. degree from Fairleigh Dickenson University in 1956.

Walter Kowsh, Jr., age 51, has been a director since 1990. He is a consultant programmer specializing in Client/Server database systems. He was a Senior Programmer Analyst with Brown Bros. Harriman & Co. from 1989 to 1992. From 1986 to 1989, he was a computer consultant with Howard Systems International. He received a B.A. degree from Queens College and an M.B.A. from the New York Institute of Technology, and is a diplomat of New York University in Computer Programming and Systems Design.

John C. Frieberg, age 65, was President, C.E.O. and Chief Financial Officer of the Company from 1992 to July 1995, and has been a director since 1993. Mr. Frieberg joined Digimedics Corporation, which later became a wholly owned subsidiary of the Company, as President in October 1989. Prior thereto, he was President of Caleus, Inc., an information system company, from 1988 to 1989; President of Synergy Computer Graphics Corp., a computer peripheral equipment company, from 1984 to 1988; and President of NCR/DPI Inc., a computer systems manufacturing company, from 1972 to 1982. Mr. Frieberg received a B.S. degree in Industrial Engineering from the University of California at Los Angeles.

George Barry, age 48, rejoined Mediware Information Systems, Inc. in January, 2001 as President and C.E.O. He previously served as the Company's C.F.O. from 1997 through 1998 and acted as an advisor to the Board of Directors thereafter. Mr. Barry has been a senior manager of software technology companies for over 16 years. He was employed as Vice President and C.F.O. of Silvon Software, Inc. from 1999 through 2000; C.F.O. at Microware Systems from 1994 to 1996; Executive Vice President and C.F.O. at Comptech Research from 1992 to 1994 and as Group C.F.O. for Dynatech Corporation from 1986 to 1992. Mr. Barry is a C.P.A. and holds an M.B.A. from the University of Wisconsin, Madison.

Board Meetings and Committees

The Board of Directors met three times during the fiscal year ended June 30, 2000. All of the Directors, attended at least seventy-five percent of all of the meetings of the Board of Directors and all of the meetings of the committees on which they served.

The Company's Audit Committee is currently comprised of Messrs. Clark and Delario and Dr. Weiman. The Audit Committee met one time during the fiscal year ended July 30, 2000.

The Compensation and Stock Option Committee (the "Compensation Committee") makes recommendations relating to the compensation of senior executives of the Company, including the Chief Executive Officer, and administers the Company's policies and plans governing annual and long-term compensation. Although during fiscal year 2000 the Company did not have a formal Compensation Committee, Messrs. Delario and Clark and Dr. Weiman effectively served in that capacity, with a subset of Dr. Weiman and Mr. Clark reviewing stock-based issues. Subsequent to fiscal year 2000, the Board formally created a Compensation and Stock Option Committee, whose members are Messrs. Delario and Clark and Dr. Weiman, with Dr. Weiman and Mr. Clark reviewing stock-based issues.

The committees for the 1982 Employee Stock Option Plan, the 1992 Equity Incentive Plan, and the 1991 and 1997 Stock Option Plans for Non-Employee Directors, consist of Mr. Clark and Dr. Weiman.

At the present time, the Company does not have a nominating committee.

Compensation Of Directors

It has been the Company's practice, starting in 1987, to conserve cash by compensating directors for their services primarily through the grant of stock options and shares of Common Stock. In 1991, a Stock Option Plan for Non-Employee Directors (the "1991 Plan") was adopted. The 1991 Plan expired in 1997 and was replaced by the 1997 Stock Option Plan for Non-Employee Directors (the "1997 Plan"). A summary description of the 1997 Plan is set forth below under the heading "1997 Stock Option Plan for Non-Employee Directors." Under the 1997 Plan, each director in office on July 1, 1999 received 3,600 options (10,800 in the case of the Chairman) for services as a director, exercisable at $7.13, the fair market value of the company's Common Stock on July 1, 1999, the date of grant. These options shall expire on July 1, 2007.

Each director in office on July 1, 1999 also became entitled to receive for his services, during fiscal 2000, shares of Common Stock valued at $10,000 ($30,000 in the case of the Chairman) based on the average of the high and low market prices per share on the first day of each quarter in fiscal year 2000, which was $7.13. Therefore, each such director received 1,402 shares (4,206 shares in the case of the Chairman) for fiscal 2000.

The 3,600 options (10,800 in the case of the Chairman) granted on July 3, 2000 under the 1997 Plan to each director in office on such date are exercisable at $6.31, the fair market value of the Company's Common Stock on July 3, 2000. These options shall expire on July 1, 2008.

Each director in office on July 3, 2000 was entitled to receive for his services, during fiscal 2001, shares of Common Stock valued at $10,000 ($30,000 in the case of the Chairman) based on the average of the high and low market prices per share on the first day of each quarter in fiscal year 2001. The members of the Compensation and Stock Option Committee and Audit Committee receive $1,500 for each meeting attended.

1997 Stock Option Plan For Non-Employee Directors

The 1997 Stock Option Plan for Non-Employee Directors was adopted by the Board of Directors in June, 1997 and subsequently approved by the Company's shareholders at the January, 1998 Annual Meeting. Under the 1997 Plan, 3,600 options are granted annually to each non-employee director in office on July 1st (10,800 shares in the case of the Chairman) for their service in the upcoming fiscal year. Options granted under this plan are exercisable at 100% of the fair market value on the date of grant and are for terms of eight years. Options issued under the 1997 Plan vest in two equal installments, on the first day of the seventh month of the fiscal year in which issued and the first day of the following fiscal year, provided that the director is then in office, has retired, or is out of office by reason of ill health or death. Newly elected directors receive options for 1,800 shares for each six-month period remaining in the fiscal year in which they are elected.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company's Common Stock as of August 1, 2001, by (i) each person who is known by the Company to own beneficially more that 5% of the Company's Common Stock, (ii) each of the individuals named in the "Summary Compensation Table," (iii) each current director of the Company, and (iv) all directors named executive officers as a group.

	Amount of Common Stock
	Beneficially Owned
	Number		Percentage
Name and Address of Beneficial Owner	of Shares	[1]	Ownership [1]

5% Shareholder
Oracle Partners, L.P.,	1,230,436	[2]	17.3%
Oracle Institutional Partners, L.P.
SAM Oracle Investment , Inc.
Oracle Management Company Employee
Retirement Account
Oracle Offshore Limited
Lawrence Auriana (See below)

Directors and Executive Officers
Lawrence Auriana	2,195,225	[3]	27.9%
Jonathan H. Churchill	50,099	[4]	*
Roger Clark	31,717	[5]	*
Les N. Dace	39,544	[6]	*
Joseph Delario	238,250	[7]	2.0%
John C. Freiberg	27,118	[8]	*
John Gorman	9,356	[9]	*
Walter Kowsh, Jr.	58,553	[10]	*
Michael Montgomery	0	[11]
Hans Utsch	127,736	[12]	1.5%
Clinton G. Weiman	24,618	[13]	*
Barbara Conner	22,097	[14]
John Esposito	0	[15]	*
Creighton Miller	23,000	[16]	*
Kerry D. Robison	0	[17]	*
Rodger Wilson	0	[18]	*
All directors and executive officers as a
Group (19)	2,847,313	[19]	33.4%
			* Less than one percent

[1]	Based on the number of shares outstanding at August 1, 2001, plus, for each person or group, shares which may be acquired by the shareholders upon exercise of options within 60 days of August 1, 2001.

[2]

Based on information contained in a Form 4 filed by Mr. Larry N. Feinberg on April 9, 2001 with a statement date of March, 2001. Mr. Feinberg disclaims any beneficial ownership of the securities to which the Form 4 relates for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such securities representing his pro rata interest in, and interest in the profits of, the listed entities. The address for the Oracle shareholders is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830.

[3]	Includes 58,200 options exercisable within 60 days. The address for Mr. Auriana is 140 East 45th Street, 43rd Floor, New York, NY 10017.

[4]	Includes options for 19,401 shares which are exercisable within 60 days. The address for Mr. Churchill is One Battery Park Plaza, New York, NY 10004.

[5]	Includes options for 19,401 shares which are exercisable within 60 days. The address for Mr. Clark is 330 Elm Street, Unit # 1, New Canaan, CT 06840.

[6]	Represents options for 39,544 shares which are exercisable within 60 days. The address for Mr. Dace is 11211 Quivas Loop, Westminster, CO 80234.

[7]	Includes options for 94,401 shares which are exercisable within 60 days. The address for Mr. Delario is 402 Crocus Hill, Norwood, NJ 07648.

[8]	Includes options for 16,067 shares which are exercisable within 60 days. The address for Mr. Freiberg is 4402 South St. Andrew's Lane, Spokane, WA 99223.

[9]	Includes options for 3,878 shares which are exercisable within 60 days. The address for Dr. Gorman is 145 4th Street, Del Mar, CA 92014

[10]	Includes options for 19,401 shares which are exercisable within 60 days. The address for Mr. Kowsh is 64-08 136th Street, Flushing, NY 11367.

[11]	The address for Mr. Montgomery is 77 El Dorado Drive, Little Rock, Arkansas, 72212.

[12]	Includes options for 19,401 shares which are exercisable within 60 days. The address for Mr. Utsch is 140 East 45th Street, 43rd Floor, New York, NY 10017.

[13]	Includes options for 16,067 shares which are exercisable within 60 days. The address for Dr. Weiman is 2 Roberta Lane, Greenwich, CT 06830.

[14]	Includes options for 22,097 shares which are exercisable within 60 days. The address for Ms. Conner is 25 Melville Park Road, Melville, NY 11747.

[15]	The address for Mr. Esposito is 106 Willow Avenue, Huntington, NY 11743.

[16]	Includes options for 23,000 shares which are exercisable within 60 days. The address for Mr. Miller is 1600 Green Hills Road, #105, Scotts Valley, CA 95066.

[17]	The address for Ms. Robison is 7926 Ryckert, Lenexa, Kansas 66219.

[18]	The address for Mr. Wilson is 4655 Pawnee Place, Boulder, Colorado, 80303.

[19]	Includes options for 350,858 shares which are exercisable within 60 days.

Executive Officers

The executive officers of the Company are as follows:

Lawrence Auriana, 56, Chairman of the Board and Secretary. See above for biographical information for Mr. Auriana.

George Barry, 48, President and Chief Executive Officer. See above for biographical information for Mr. Barry.

Barbara Conner, BS, MT(ASCP), RT(ARRT), 59, Vice President of Sales & Marketing - Blood Bank Division. Ms. Conner joined the Company in 1992 and is responsible for sales of the Hemocare Blood Bank System. In fiscal year 2000, Ms. Conner was appointed Vice President, Sales & Marketing for the Blood Bank Division. Prior to joining the Company, Ms. Conner had her own company, consulting primarily to hospitals in the area of Laboratory Interfacing and CLIA '88 Regulations affecting physicians. Ms. Conner's background includes Clinical Laboratory Registration and Radiologic Technology Registration with experience as manager of both departments and a history of 25 years of successful sales experience.

Jill Suppes, 33, Chief Accounting Officer. Ms. Suppes re-joined Mediware in September of 1997, and has been with Mediware full-time since January, 2001, after an absence of fifteen months from the Company. Ms. Suppes's prior work experience includes stints at Propane Continental, Inc., where she was the assistant controller and Sanofi Animal Health, Inc. Ms. Suppes is a graduate of the University of Missouri at Columbia and has a B.S. in Accountancy. Ms. Suppes is also a C.P.A.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Other than Mr. Churchill, none of the directors and executive officers of the Company have filed Form 5's for the fiscal year ended June 30, 2000, though the Company believes that Form 5's were not required to be filed by Messrs. Auriana, Dace, Delario, Kowsh, Utsch and Wilson, and Dr. Weiman. Mr. Auriana filed a Form 4 relating to four transactions during fiscal year 2000 late. Messrs. Churchill and Delario each filed a Form 4 relating to four transactions during the 2000 fiscal year, for which the Form 4 was late in reporting three of the four transactions. Mr. Dace filed two Forms 4 late, one of which related to two transactions and the other related to six transactions during the 2000 fiscal year. Messrs. Frieberg, Kowsh and Utsch, and Dr. Weiman each filed a Form 4 relating to two transactions during the 2000 fiscal year, for which the Form 4 was late in reporting one of the two transactions. Mr. Wilson filed a Form 4 relating to six transactions during the 2000 fiscal year late. Messrs. Clark, Frieberg and Miller, and Dr. Gorman have each engaged in a transaction during the 2000 fiscal year that the Company is aware of that have not been reported on a Form 4 or Form 5. John Esposito, the Company's former Chief Executive Officer, has engaged in three transactions that the Company is aware of that have not been reported on a Form 4 or Form 5. Dr. Gorman has not filed a Form 3. The Company is implementing procedures that are intended to make certain that all required Section 16(a) reporting is filed in a timely manner.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid by the Company to, or earned by each person who has served as Chief Executive Officer during the fiscal year ended June 30, 2000, and the five other most highly compensated executive officers who were serving as executive officers as of June 30, 2000, in the last three fiscal years.

Summary Compensation Table
		Annual Compensation			Long-Term Compensation
				Other	Securities	LTIP	All Other
	Fiscal	Salary	Bonus	Compensation	Underlying	Payouts	Compensation
	Year	($)	($)	($)	Options(#)	($)	($)

Michael Montgomery (1)	2000	80,000	50,000	--	350,000	--	41
President and Chief	1999	--	--	--	--	--	--
Executive Officer	1998	--	--	--	--	--	--

John Esposito (2)	2000	103,846	--	64,394	--	--	204
Former President and	1999	127,400	95,000	6,000	30,000	--	400
Chief Executive Officer	1998	80,000	69,300	6,000	--	--	300

Les N. Dace (3)	2000	120,000	82,500	8,653	--	--	245
Vice Chairman & Director	1999	113,000	75,000	6,000	--	--	400
	1998	110,000	136,650	6,000	30,193	--	400

Barbara Conner	2000	80,000	149,783	--	--		163
Vice President, Sales &	1999	68,750	114,475	--	40,000	--	--
Marketing, Blood Bank	1998	65,000	57,861	--	12,077	--	--
Division

Creighton Miller	2000	120,000	15,000	12,000	20,000	--	245
Vice President and General	1999	101,600	26,400	--	20,000	--	400
Manager, Operating Room	1998	80,000	14,318	--	--	--	--
& Blood Bank Divisions

Kerry D. Robison (4)	2000	120,000	15,000	6,345	--	--	245
Chief Financial Officer	1999	6,923	4,997	--	40,000	--	--
	1998		--	--	--	--	--

Rodger Wilson (5)	2000	120,000	--	10,538	--		245
Vice President and General	1999	127,300	15,600	6,000	--		400
Manager, Pharmacy Division	1998	80,000	73,100	6,000	--		300

(1) Mr. Montgomery joined the Company as President and Chief Executive Officer in March, 2000 and resigned in February, 2001.

(2) Mr. Esposito resigned as President and Chief Executive Officer in March, 2000

(3) Mr. Dace resigned as Vice Chairman and Director in February, 2001.

(4) Ms. Robison resigned as Chief Financial Officer in February, 2001.

(5) Mr. Wilson resigned from the Company effective October, 2000.

Options/SAR Grants In Last Fiscal Year

The following table sets forth certain information concerning options to purchase Common Stock of the Company granted to the individuals named in the "Summary Compensation Table" above during fiscal 2000. No stock appreciation rights were granted in fiscal 2000.

		Individual Grants			Grant Date Value

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted	Fiscal Year	$	Date	$

Michael Montgomery (1)	350,000 (2)	74%	$6.4375	March 5, 2005	864,500 (3)
John Esposito (4)	-	-	-	-	-
Les N. Dace (8)	-	-	-	-	-
Barbara Conner	-	-	-	-	-
Creighton Miller	20,000 (5)	4%	$7.625	July 13, 2009	127,800 (6)
Kerry D. Robison (9)	-	-	-	-	-
Rodger Wilson (7)	-	-	-	-	-

(1) Mr. Montgomery joined the Company as President and Chief Executive Officer in March 2000. He resigned in January 2001
(2) These options terminated upon Mr. Montgomery's resignation in January 2001..

(3) The grant date present value was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of zero percent; expected stock volatility of 49.8%; risk-free interest rate of 6.62%, and expected years until exercise of 3 years.

(4) Mr. Esposito resigned as President and Chief Executive Officer in Marcy 2000.

(5) These options are exercisable 25%, 50%, 75% and 100% on the 1st, 2nd, 3rd and 4th anniversaries from the grant date of July 14, 1999. These options remain exercisable until July 13, 2009.

(6) The grant date present value was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of zero percent; expected stock volatility of 78.9%; risk-free interest rate of 5.89%, and expected years until exercise of 8 years.

(7) Mr.Wilson resigned from the Company effective October 2000.

(8) Mr. Dace resigned as Vice Chairman and Director in February 2001.

(9) Ms. Robison resigned as Chief Financial Officer in February 2001.

AGGREGATED OPTIONS/SAR EXERCISE IN LAST FISCAL YEAR AND VALUE

OF OUTSTANDING OPTION/SAR VALUES AT END OF LAST FISCAL YEAR

The following table sets forth options exercised by the individuals named in the "Summary Compensation Table" above during fiscal year 2000 and the number and value of options held by them at June 30, 2000. No stock appreciation rights were granted and there were no outstanding stock appreciation rights at June 30, 2000. The fair market value on such date was $6.50 per share.

	Shares		Number of Securities		Value of Unexercised
	Acquired	Value	Underlying Unexercised		In-the-Money
Name	On Exercise	Realized	Options at End of Fiscal Year		Options End of Fiscal Year

			Exercisable	Unexercisable	Exercisable	Unexercisable

Michael Montgomery[1]	--	--	--	350,000	--	--
John Esposito[2]	52,500	--	--	--	--	--
Les Dace[3]	60,600	326,125	34,497	15,096	19,400	--
Barbara Conner	--	--	18,038	36,039	63,250	183,750
Creighton Miller	2,000	11,250	6,000	35,000	3,000	--
Kerry Robison[4]	--	--	10,000	30,000	--	--
Rodger Wilson[5]	12,500	41,931	12,500	--	12,188	24,500

(1) Mr. Montgomery joined the Company as President and Chief Executive Officer in March, 2000. He resigned in January, 2001.

(2) Mr. Esposito resigned as President and Chief Executive Officer in March, 2000.

(3) Mr. Dace resigned as Vice Chairman and Director in February, 2001.

(4) Ms. Robison resigned as Chief Financial Officer in February, 2001.

(5) Mr. Wilson resigned from the Company in October, 2000.

Employment Agreements

Mr. Montgomery, the Chief Executive Officer and President of the Company from March 2000 through January 14, 2001, entered into an agreement with the Company providing for Mr. Montgomery's employment for a three-year period ending on March 6, 2003, subject to automatic one year renewal terms if neither party canceled the agreement. Mr. Montgomery's base annual salary was $260,000, with a bonus entitlement of up to 50% of base salary for achieving the annual budget plan objectives; up to 100% of base salary for achieving 125% of plan objectives; 25% of base salary for achieving 85% of plan objectives; and no bonus for achievement below 85%. Mr. Montgomery had been granted options to purchase 350,000 shares of Common Stock at a price of $6.4375 per share. The options terminated upon Mr. Montgomery's resignation in January, 2001.

Under the employment agreement, Mr. Montgomery and the Company each had the right to terminate Mr. Montgomery's employment without cause on 90 days notice. If employment was terminated by the Company, Mr. Montgomery was entitled to receive an amount equal to 12 months salary at the highest rate in effect during his employment. If the Company was acquired by another company or a change of control occurred, and Mr. Montgomery's employment was terminated, he was entitled to receive an amount equal to 24 months salary at the rate in effect on the date of termination.

Mr. Montgomery resigned from the Company in January, 2001. The compensation agreed upon by Mr. Montgomery and the Company as his final compensation consisted of the payment of an aggregate of $235,000 in twenty (20) bi-weekly payments of $11,750, an additional $50,000 that was payable under the employment agreement as a bonus, and an additional amount equal to the FICA and Medicare taxes payable by Mr. Montgomery on the foregoing amounts, grossed up for taxes at Mr. Montgomery's effective tax rate, direct payment by the Company of the cost associated with continuing Mr. Montgomery's coverage under the Company's group medical insurance plan for the duration of the foregoing payments, plus an amount equal to the tax he would incur associated with on such payment, if any.

Mr. Dace had an employment agreement with the Company under which he received an annual base salary of $120,000 and a bonus based on the completion of designated projects and the attainment of targeted corporate earnings per share in fiscal year 2000. His bonus in fiscal 2000 was based on the number of hospitals which went live on Worx during fiscal 2000, $5,000 for completion or substantial progress on each of four designated projects, and the same measures of achievement for corporate earnings per share as in fiscal year 2000.

Mr. Dace resigned from the Company in February 2001. The compensation agreed upon by the Company and Mr. Dace as his final compensation consisted of approximately $50,000, inclusive of accrued vacation and expense reimbursement and the grant of an extension of the exercise period, until August, 2002, on vested options to purchase shares of the Company's common stock previously granted to Mr. Dace. At the time of his resignation, Mr. Dace had 42,044 vested options, consisting of 19,400 options exercisable at $1.00 per share and 22,644 options exercisable at $7.50 per share.

1982 Employee Stock Option Plan and 1992 Equity Incentive Plan

In 1982, the Company adopted an employee stock option plan (the "1982 Plan") for officers and other key employees, not including directors. No options may currently be granted under this Plan. Options previously granted and currently outstanding under the 1982 Plan generally vest and become exercisable in monthly installments over a two or three-year period, with each installment remaining exercisable for a five-year period after it vests. No options intended to be incentive stock options under the Internal Revenue Code of 1986 are currently outstanding.

Awards granted under the 1992 Equity Incentive Plan (the "Equity Incentive Plan") may include a wide range of Common Stock-based awards. Officers and other employees of the Company are eligible to participate in the Equity Incentive Plan. The maximum number of shares of Common Stock which may be issued under the Equity Incentive Plan at any time was increased, as a result of the approval by the Company's stockholders at the Company's Annual Meeting held on June 14, 2000 of an amendment to the Equity Incentive Plan adopted on March 3, 2000 by the Company's Board of Directors, from 20% to 30% of the outstanding shares of the Company's Common Stock. The number of incentive stock options that may be granted under the Equity Incentive Plan was also increased, as a result of the approval by the Company's stockholders of the same amendment at the Company's June 14, 2000 Annual Meeting, from 500,000 to 700,000 shares. No awards may be granted after the year 2002. The term of each stock option may not exceed ten years from the date of grant. The option price of each stock option is payable in cash, or at the discretion of the option committee, in shares of the Company's Common Stock, or by a combination thereof. Certain options under the Equity Incentive Plan held by former key employees of Informedics, Inc. ("Informedics") and issued to replace options to purchase shares of Informedics are incentive stock options. Otherwise no options intended to be incentive stock options under the Internal Revenue Code of 1986 are currently outstanding.

All options under the Equity Incentive Plan have provisions which, to some extent, accelerate vesting in the event of a change of control of the Company. Options granted under the Equity Incentive Plan which accelerate vesting upon a change in control could be an "anti-takeover defense" because, as a result of these provisions, a change in control of the Company could be more difficult or costly. This however, was not the Company's intention in adopting the Equity Incentive Plan.

Report on Executive Compensation

The Compensation and Stock Option Committee (the "Compensation Committee") makes recommendations relating to the compensation of senior executives of the Company, including the Chief Executive Officer, and administers the Company's policies and plans governing annual and long-term compensation. Although during fiscal year 2000 the Company did not have a formal Compensation Committee, Messrs. Delario and Clark and Dr. Weiman effectively served in that capacity with a subset of Dr. Weiman and Mr. Clark reviewing stock-based issues. Subsequent to fiscal year 2000, the Board formally created a Compensation and Stock Option Committee, whose members are Messrs. Delario and Clark and Dr. Weiman with Dr. Weiman and Mr. Clark reviewing stock-based issues.

Compensation Philosophy

The Company has a "pay for performance" philosophy, implemented by attempting to establish base salaries at levels competitive for its industry coupled with cash bonuses for superior performance and stock-based compensation permitting executives to earn above industry averages if the value of the Company's stock increases.

Base Salaries. The Company generally attempts to establish annual base salaries for executives, including the Chief Executive Officer, competitive with base salaries for executives of similarly situated companies within the industry. The Company also attempts to develop programs under which key executives can earn bonus cash compensation, dependent upon performance.

Stock Options and Stock-Based Awards. Stock option grants and stock-based awards are designed to create continued and long-term incentives for executives and employees to attempt to increase equity values consistent with the expectations and interests of public shareholders and to align executives' and shareholders' interests both in the near and longer terms.

Chief Executive Officer Compensation. Mr. Michael Montgomery held the position of Chief Executive Officer and President until January 2001, when Mr. George J. Barry became the Chief Executive Officer and President of the Company. Mr. Barry's compensation is governed by an agreement with the Company that is described more fully in the section entitled "Employment Agreements" above. Mr. Barry's annual base salary is $260,000, which is competitive with that of Chief Executive Officer compensation of other companies in the same industry. Mr. Barry is eligible to earn an annual bonus of up to 50% of his base salary in the Board's sole discretion. In addition, to align Mr. Barry's interests with those of the stockholders, pursuant to the Company's Equity Incentive Plan he has been granted non-qualified options to purchase 350,000 shares of Common Stock at a price of $2.688 per share. The options become exercisable in three annual installments of 116,666 shares, 116,667 shares and 116,667 shares starting on January 29, 2002, the first anniversary of Mr. Barry's commencement of employment, but become immediately exercisable upon a change in control.

Mr. Montgomery's compensation was governed by an agreement with the Company which is described more fully in the section entitled "Employment Agreements" above. Mr. Montgomery's annual base salary was $260,000, which is competitive with Chief Executive Officer compensation of other companies in the same industry. Mr. Montgomery was eligible to earn a bonus of up to 50% of his base salary for achieving the Company's annual budget plan objectives; up to 100% of base salary for achieving 125% of plan objectives; 25% of base salary for achieving 85% of plan objectives; and no bonus for achievement below 85%. In addition, to align Mr. Montgomery's interests with those of the stockholders, he was granted options to purchase 350,000 shares of Common Stock at a price of $6.4375 per share. The options were to become exercisable in three annual installments of 116,666 shares, 116,667 shares and 116,667 shares starting on March 6, 2001 but would become immediately exercisable upon a change in control. In January 2001, Mr. Montgomery entered into a General Release and Agreement with the Company, the principal terms of which are that the Company agreed to pay Mr. Montgomery $235,000, equaling eight months salary, paid out over twenty bi-weekly payments, plus $50,000 due contractually as a bonus. All options previously granted to Mr. Montgomery, whether vested or not, were cancelled. The Company and Mr. Montgomery also exchanged mutual releases of all claims against each other.

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executives. It is unlikely, at this point in the Company's history, that the Company will pay executive compensation that might not be deductible under that Section. In addition, the limit on the number of shares with respect to which options or rights may be granted to any one individual during the ten years following the effective date under the 1992 Plan is intended to retain favorable treatment under section 162(m) for stock options. Under the provisions of the 1992 Plan, stock options should not be subject to the limitations on deductibility under Section 162(m) of the Code.

Compensation Committee

Roger Clark
Joseph Delario
Clinton G. Weiman

Stock Performance

The following chart compares the cumulative total shareholder return on the Company's Common Stock based on the closing bid price of the Company's Common Stock for the last five years ("Mediware"), with the cumulative total returns for the Russell 2000 index ("Russell 2000") and the NASDAQ Computer and Data Processing Services Stocks Index ("Nasdaq Computer Index") over the same period. The comparison assumes $100 invested in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock price performance shown on the chart is not necessarily indicative of future performance.
Date	Mediware	Russell 2000	Nasdaq Computer Index

6/30/95	$100	$100	$100
6/30/96	$333	$120	$128
6/30/97	$467	$140	$177
6/30/98	$667	$161	$253
6/30/99	$672	$161	$412
6/30/00	$578	$182	$697

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has an outstanding note payable to the Chairman of its Board of Directors, Mr. Auriana, which is in the principal amount of $704,000 and accrues interest at 9%.

In October 2000, Fratelli Auriana, an entity controlled by Mr. Auriana, the Chairman of the Board of the Company, committed to loan the Company up to $2,000,000, to be drawn in multiples of $250,000, as needed by the Company, subject to the terms described as follows. Mr. Auriana has agreed to provide funds to Fratelli Auriana should any be necessary to ensure Fratelli Auriana meets this obligation to the Company. Interest at the rate of prime plus 1/4% will be charged on any outstanding balance and must be paid quarterly. Any principal and interest outstanding must be paid by September 30, 2002. Any money borrowed may be prepaid without penalty on three days notice. Any principal and interest outstanding will become immediately due and payable upon a "change of control" of the Company, which is to be defined in final agreements between Fratelli Auriana and the Company. The loan will be secured by all of the assets of the Company. The Company will pay Fratelli Auriana an origination fee equal to the reasonably incurred expenses of Fratelli Auriana, including legal fees, up to a maximum of 3/8% of $2,000,000. There will be no facility fee. In connection with the loan from Fratelli Auriana, Mr. Auriana has agreed to defer payment of principal and accrued interest on an existing demand loan extended by Mr. Auriana to the Company of approximately $704,000, referenced above, which with accrued interest totals approximately $1.2 million, until the same time as the loan from Fratelli Auriana to the Company becomes due. This earlier loan by Mr. Auriana to the Company shall maintain its present secured position.

The Company pays $8,000 per month to Glace, Inc., a New York corporation, of which Dr. Gorman owns a 20% interest, the remaining 80% owned by family members of Dr. Gorman, and to which Dr. Gorman is a consultant, to provide consulting services to the Company relating to new product development in the area of blood bank information systems pursuant to a contract dated August 6, 1998. Also, under an agreement dated June 30, 1999, for a one time payment of $200,000 from an entity controlled by Dr. Gorman, members of his family and Mr. Auriana, the Company sold the exclusive right to use, improve, enhance, license, sublicense and otherwise exploit the concepts inherent in the generic tracker engine being developed by Dr. Gorman for use in all fields of information management, other than the healthcare field, in perpetuity.

Mr. Churchill is Counsel at Winthrop, Stimson, Putnam & Roberts. Winthrop, Stimson, Putnam & Roberts rendered legal services to the Company during the last fiscal year, and the Company has retained and proposes to retain Winthrop, Stimson, Putnam & Roberts during the current year.

Financial Advisory Services

In 1991, the Company agreed with Bowling Green Securities, Inc., an investment banking firm owned by Mr. Utsch, a director, and in which Messrs. Auriana, also a director, and Utsch are principals, that such firm would render investment banking advice to the Company and that, if any merger, acquisition, divestiture or analogous transaction is successfully consummated as a result of its efforts, the Company would pay a total fee related to the value of the company acquired or divested on the basis of 5% of the first $2 million, 4% of the second $2 million, 3% of the third $2 million, 2% of the fourth $2 million and 1% of any additional amounts.

Mr. Delario, a director of the Company, holds an option to purchase 75,000 shares of the Company's Common Stock granted as payment for managerial and financial advisory services to be rendered in connection with mergers and acquisitions.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders, the Board of Directors has selected Richard A. Eisner & Company, LLP ("Eisner") as independent auditors for the Company for the year ending June 30, 2000 and has further directed that management present the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

VOTE REQUIRED

The favorable vote of the holders of a majority of the shares of Common Stock, represented in person or by Proxy at the meeting, will be required for such ratification. A representative of Eisner will attend the meeting with the opportunity to make a statement if he desires to do so. That representative will be available to respond to appropriate questions.

FEES PAID TO THE INDEPENDENT AUDITORS

Audit Fees

The aggregate fees billed by Eisner for professional services rendered for the audit of the Company's annual financial statements for the year ended June 30, 2000, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $226,000. Eisner has not yet submitted a bill to the Company for its services rendered in Fiscal 2001.

Financial Information Systems Design and Implementation Fees

There were no fees or services paid by the company to Eisner relating to financial information systems design and implementation during the year ended June 30, 2000.

All Other Fees

The aggregate fees billed by Eisner for services rendered to the Company, other than the services described above, for the year ended December 31, 2000, were $133,000.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER TWO.

Audit Committee Report

The Audit Committee of the Board of Directors (the "Committee") is entirely made up of independent directors as required under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. It operates pursuant to a charter, a copy of which is annexed to this Proxy Statement as Annex A. The Committee reviews the Company's financial reporting process on behalf the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements with accounting principles generally accepted in the U.S. In this context, the Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Auditing Standards Nos. 89 and 90. In addition, the Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Committee has further considered whether the independent auditors' provision of non-audit services to the Company is compatible with the auditors' independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended June 30, 2000, for filing with the Securities and Exchange Commission.

Audit Committee

Roger Clark
Joseph Delario
Clinton Weiman

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of shareholders intended to be included in the proxy statement for the next annual meeting of shareholders of the Company must be received by the Company at its offices at 11711 West 79th Street, Lenexa, KS 66214, no later than within a reasonable time before the Company begins to print and mail the proxy material, and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the proxy statement of the Company at that meeting. If a shareholder does not notify the Company by January 4, 2002, of a proposal, then the Company's proxies may use their discretionary voting authority if the proposal is raised at the meeting.

MISCELLANEOUS

Officers and regular employees of the Company, without extra compensation, may solicit the return of proxies by mail, telephone, telegram and personal interview. Also, the Board of Directors may arrange for a proxy soliciting firm to solicit proxies at a cost estimated not to exceed five thousand dollars plus reasonable expenses. Certain holders of record such as brokers, custodians and nominees are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners' instructions concerning the voting of proxies.

The cost of solicitation of proxies (including the cost of reimbursing banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy soliciting material to beneficial owners) will be paid by the Company.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matters are properly brought before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

Lawrence Auriana
Chairman of the Board

Dated: September 6, 2001

Exhibit A

MEDIWARE INFORMATION SYSTEMS, INC.
AUDIT COMMITTEE CHARTER

I.      GENERAL

Status

The audit committee is a committee of the board of directors.

Membership

The committee shall consist of three or more directors all of whom in the judgment of the board of directors shall be independent. The satisfaction of the requirements for the Committee members of independence and financial experience and financial management expertise outlined below under Section II. A. is to be determined by the board of directors in its business judgment.

The company has adopted this audit committee charter to describe the method of carrying out the responsibilities and functions of the audit committee. The audit committee has reviewed and reassessed the adequacy of its charter and will continue to do so.

A detailed description of the structure, processes and membership requirements for the members of the audit committee follows in Section II. The scope of the audit committee's responsibilities and functions, and how they are being carried out, is set forth in Sections I, III and IV of this charter.

II.     COMPOSITION OF COMMITTEE

A.     Qualification of Committee Members.

The audit committee shall be comprised of three or more directors as determined by the Board each of whom shall be an independent director, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independence from management and the company as a member.

1.      The company shall maintain a sufficient number of independent directors on its board of directors to satisfy the audit committee requirement set forth in this Section II

2.      Each of the members shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the audit committee.

3.      Additionally, the company must have continue to have, at least one member of the audit committee that has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

4.      Notwithstanding subparagraphs 1, 2 and 3, one director who is not independent as defined in this Section, and is not a current employee or an immediate family member of such employee, may be appointed to the audit committee, if the board, under exceptional and limited circumstances, determines that membership on the committee by the individual is required by the best interests of the company and its stockholders, and the board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

B.      Independence Requirements for Audit Committee Members.

1.      "Independent director" means a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent.

a)      a director who is employed by the company or any of its affiliates for the current year or any of the past three years;

b)      a director who accepts any compensation from the company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

c)      a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the company or any or its affiliates as an executive officer. "Immediate family" includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

d)      a director who is a partner in, or a controlling shareholder or an executive officer of; any for-profit business organization to which the company made, or from which the company received, payments (other than those arising solely from investments in the company's securities) that exceed 5% of the company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

e)      a director who is employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

C.     Election.

The members of the committee shall be elected by the board and shall hold office until his or her successor is elected and qualified or until such member's earlier resignation or removal; provided that when a member of the audit committee ceases to be a director he or she shall resign as a member of the audit committee. Unless a chair is elected by the full board, the members of the committee may designate a chair by majority vote of the full committee membership.

III.    MEETINGS

A.     The committee shall meet when appropriate and as circumstances dictate in the committee's judgment. As part of its job to foster open communication, the committee should meet with management, and the independent auditor in separate executive sessions, if and when the Committee believes it necessary, to discuss any matters that the committee or any of these groups believe should be discussed privately. In addition, the committee should meet with the independent accountants and management quarterly to review the company's financial statements as provided in paragraph 5 of Section IV (A) below.

B.      When desirable, the chair may request that members of management and representatives of the independent auditor be present at meetings of the committee.

C.      Minutes of each meeting are to be prepared and sent to committee members and the directors who are not members of the committee. Copies are to be provided to the independent auditor.

IV.     FUNCTIONS AND DUTIES

To fulfill its functions and duties the audit committee shall:

A.      Documents and Reports.

1.      Review with management the company's periodic and annual financial statements.

2.      Discuss with the independent auditors the matters the auditor brings to the attention of the committee pursuant to Statement on Auditing Standards ("SAS") Nos. 61 and 71 or pursuant to other applicable requirements of auditing or governance standards which require the auditor to discuss matters with the audit committee.

3.      Review and discuss with the auditors the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No.1 and discuss with the auditors the auditors' independence.

4.      Review any internal reports to management relating to the company's financial results of operations and management's response, if any.

5.      Review with financial management and the independent accountants the Quarterly Report on Form 1O-Q prior to the release of quarterly earnings.

6.      Prepare any reports on behalf of the audit committee, including those required for inclusion on the company's proxy statement by the Securities and Exchange Commission or NASDAQ.

7.      Review and reassess the adequacy of this charter on an annual basis.

Independent Auditor

8.      Recommend to the board of directors the selection of the independent auditors, who are, as between the committee, the board and the auditors, ultimately responsible to the board and the committee. The committee may consider their independence and effectiveness, the scope of their audit and of any non-audit services and their fees and other compensation. The outside auditor shall submit on a periodic basis to the audit committee a formal written statement delineating all relationships between the auditor and the company, consistent with Independence Standards Board Standard No. l and the audit and non-audit services provided by the auditors. The audit committee will engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outsider auditor. The audit committee shall take, or recommend that the board of directors take, appropriate action to oversee the outside auditors' independence.

9.      Review the performance of the independent accountants and concur in any proposed discharge of the independent accountants when circumstances warrant. The audit committee and the board of directors have the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the outside auditors (or, if the outside auditors are approved by the stockholders, to nominate the outside auditors to be proposed for shareholder approval in any proxy statement).

10.     Inquire into, with appropriate members of the company's financial management, the scope, quality and objectivity of the internal auditing department, if any.

Financial Reporting Processes

11.     Review with members of the public accounting firm selected as outside auditors for the company, the scope of the prospective audit, the estimated fees therefor, the extent to which company resources were or can be used in the future, and such other matters pertaining to such audit as the committee may deem appropriate. Receive copies of the annual comments from the outside auditors on accounting procedures and systems of internal control and audit, and review with the outside auditors the significant mattes in such comments and any suggestions they may have relating to the internal controls and audit.

12.     Review, at least annually, the procedure for implementation of accepted recommendations made by the auditors.

13.     Make or cause to be made, from time to time, such other examinations or reviews of matters which are brought to the Committee's attention as it may deem advisable with respect to the accounting practices and controls of the Company and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed necessary.

14.     Review with management and the public auditing firm selected as outside auditors for the Company the annual and quarterly financial statements of the Company and any material changes brought to the Committee's attention about accounting principles or practices used in preparing the financial statements incorporated in Form 10-K and Form 10-Q prior to the release of financial information and the filing of the reports incorporating such financial statements with the Securities and Exchange Commission (SEC).

15.     Review matters that have come to the attention of the Committee through reports of management, legal counsel and others, that may have a material impact on the Company's financial statements, and that relate to the status of compliance and anticipated future compliance with laws, regulations, internal controls, or that relate to material communications from regulators or government agencies.

16.     Upon completion of the audit, review and discuss separately with independent accountants and management and to solicit their views about:

a)      Any difficulties experienced during course of their audit review.

b)      The extent to which company resources were or should be used to minimize cost of the independent auditors.

c)      Any significant abnormal transactions.

d)      Any significant adjustments proposed or made, and any significant disagreements not resolved before the completion of the audit which the outside auditors or management advise should be inquired into by the audit committee.

e)      Review any management letter.

17.     Inquire of the independent accountants and management as to whether there are major changes, or proposed changes, to the company's auditing or accounting principles and practices which should be discussed by the audit committee.

a)      Discuss other matters related to the conduct of the audit which under generally accepted auditing principles have been communicated to the audit committee.

Controls and Compliances Systems: Authority to Retain Others

18.     Schedule periodic consultations with the independent auditors out of the presence of management to provide an opportunity to discuss the auditors' views as to internal controls employed by the company's auditing, accounting, financial and legal reporting processes.

19.     Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

20.     Obtain reports from management, the company's senior internal auditing executive and the independent auditor that the company and its subsidiary and foreign affiliated entities are in conformity with applicable legal requirements.

21.     The Committee shall be empowered to retain persons with professional or expert competence, or with special knowledge or experience, to assist the committee as to matters expected to come before the committee.

Limited Role of Committee

The function of the audit committee as described in this charter is oversight. In carrying out the committee's activities, members of the audit committee are not acting as professional accountants or auditors. It is not the responsibility of the committee or its members to plan or conduct audits. The committee is not expected to carry out the establishment of financial controls, standards or auditing scope, auditing procedures or other similar activities. The committee is not responsible to determine whether the financial statements are in accordance with generally accepted accounting principles, to resolve disagreements, if any, between arrangement and the independent auditors or to undertake responsibility for the Company's compliance with laws or regulations.

The Audit Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Company that it receives information from and on the accuracy and completeness of information provided to the Committee.

Other Requirements

The Company acknowledges that the activities and responsibilities of the Committee are subject to and intended to be governed by the regulations of the SEC and the NASDAQ.

__________________________________________________________________________________________

MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street
Lenexa, KS 66214
(913) 307-1000

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.

September 6, 2001

Dear Shareholders:

Please find enclosed the Proxy Statement for the Annual Meeting of Shareholders of Mediware Information Systems, Inc. (the "Company") for the fiscal year ended June 30, 2000, which will be held on October 2, 2001, and a copy of the Company's Annual Report for the year ended June 30, 2000. In accordance with requirements of the Securities Exchange Commission both the Proxy Statement and the Annual Report contain information regarding the Company as of June 30, 2000, including information regarding senior management of the Company who served in that capacity during the year ended June 30, 2000. There has been a significant turnover in senior management of the Company since then.

The Annual Meeting of Shareholders for the year ended June 30, 2000 has been scheduled at this time in order for the Company to comply with NASDAQ regulatory requirements. The Company intends to hold its Annual Meeting of Shareholders for the year ended June 30, 2001 in early 2002.

Sincerely,

George J. Barry

President & CEO

__________________________________________________________________________________________

PROXY

MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street, Lenexa, KS 66214
(913) 307-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 2, 2001

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.

Notice is hereby given that the Annual Meeting of the Shareholders of Mediware Information Systems, Inc. will be held on October 2, 2001, at 111 East 48th Street, New York, NY, 10017 (Barclay Inter-Continental New York Hotel), at 10:00 A.M., New York City time, for the following purposes:

The undersigned appoints each of George Barry and Jill Suppes (with full power to act without the other and each with full power to appoint his substitute) as the undersigned's Proxies to vote all shares of Common Stock of the undersigned in Mediware Information Systems, Inc., a New York corporation (the "Company"), which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company.

(Continued and to be signed on reverse side.)
__________________________________________________________________________________________

Annual Meeting Shareholders
MEDIWARE INFORMATION SYSTEMS, INC.

October 2, 2001

Please mark your vote as shown in example using dark ink only.

1. To elect four Class III directors to hold office for a three-year term:

Nominees:
Lawrence Auriana
Jonathan H. Churchill
John Gorman, M.D.
Clinton G. Weiman, M.D.

FOR all nominees (except as indicated to the contrary below) ______

WITHHOLD AUTHORITY to vote for all nominees listed ______

(To withhold authority to vote for any individual nominee and vote for the other nominee, write that nominee's name in the space provided below.)

_____________________________________

2. To consider and vote upon the ratification of the appointment of Richard A. Eisner & Company, LLP as independent certified public accountants of the company for the year ended June 30, 2000; and

3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of directors has fixed the close of business on August 31, 2001 as the record date for the meeting. Only holders of the Common Stock of record at that time are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The enclosed proxy is solicited by the Board of Directors of the Company. Further information regarding the matters to be acted upon at the Annual Meeting are contained in the attached Proxy Statement.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE TO ASSURE THAT YOU ARE REPRESENTED AT THE MEETING. SHAREHOLDERS WHO ATTEND THE MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THE PROXY.

Signature(s) ________________________________ Dated _____________, 2001

NOTE:  Please sign exactly as name(s) appear(s) above. If joint account, all joint owners should sign. When signing as attorney, trustee, administrator, executor, etc., state full title.